Exhibit 23.5

PricewaterhouseCoopers RUT: 81.513.400-1 Santiago de Chile Av. Andrés Bello 2711 Torre Costanera - Pisos 3, 4 y 5 Las Condes Teléfono: (56) 940 0000

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 11, 2005, relating to the financial statements of Masisa S.A. as of September 30, 2004 and for nine-month period then ended which appears in Masisa S.A.’s Form 6-K. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedules, which appears in Masisa S.A.’s Form 6-K as of September 30, 2004 and for the nine-month period then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Santiago, Chile

March 22, 2005